Exhibit 99.1

Rosetta Stone to Acquire Fit Brains Creator Vivity Labs,

Will Enter Fast-Growing Brain-Training Market

Purchase of leader in mobile brain training taps into natural affinity between brain health and language learning

ARLINGTON, VA— December 19, 2013—Rosetta Stone Inc. (NYSE:RST) today announced that it has agreed to acquire Vivity Labs Inc., creator of the successful Fit Brains product portfolio, for $12 million in cash. The close connection between language learning and brain training makes Vivity Labs a natural strategic fit for Rosetta Stone, which is continuing its rapid expansion beyond language learning and into adjacent categories of technology-driven education.

Having generated close to five million downloads in the past 12 months, Vivity’s flagship product, “Fit Brains Trainer,” is one of the highest grossing brain-training apps available through Apple’s iTunes App Store. With a suite of popular and well-reviewed apps for adults and children, Vivity Labs has emerged as a leader in the burgeoning field of brain training.  Founded in 2007, the Vancouver, Canada-based company is guided by a team of neuroscientists, researchers, programmers and game designers, including Chief Scientific Officer Dr. Paul Nussbaum, a clinical neuropsychologist widely recognized as a modern thought-leader in the area of brain health.

“There is a remarkable overlap between language learners and people who are looking to boost their cognitive abilities,” said Steve Swad, President and CEO of Rosetta Stone.  “Indeed, our research suggests that a significant percentage of people who purchased a language-learning product in the past year also considered a computer-based brain training solution. By acquiring Vivity Labs, we’re capitalizing on this natural affinity between our products, seizing an opportunity to own a significant share of the brain fitness market, and accelerating the growth of our Consumer business.”

The acquisition of Vivity Labs expands on Rosetta Stone’s growth strategy in a number of critical ways.  Vivity’s emphasis on mobile solutions is especially compatible with Rosetta Stone’s focus on cloud-based technology that enables on-the-go learning—as evidenced by its recent introduction of a suite of mobile products and its acquisitions of technology platform Livemocha and literacy company Lexia Learning, both earlier this year. Like Rosetta Stone, which unveiled a set of dynamic mobile language and literacy products for children in 2013, Vivity Labs just launched “Fit Brains for Kids: Sparky’s Adventures,” a training app designed specifically for children, ages 2-8.

The addition of Vivity Labs—whose Fit Brains apps are localized in multiple languages to serve customers around the world—further extends Rosetta Stone’s reach beyond language learning and positions it for growth in the broader education technology industry. “We not only want to be the language-learning leader, but the overall leader in online learning,” added Swad. “Brain training is an important part of this landscape, and we’re delighted to enter the market with a compelling solution like Fit Brains. Now we’re better positioned than ever to help our customers—young and old—improve their lives in innovative ways.”

“All over the world, people are seeking new ways to improve their everyday mental focus and performance” said Vivity Labs Founder and CEO Michael Cole. “Research shows that online training is an effective way to build cognitive reserve and increase brain performance, and the growth of Vivity Labs and the industry overall is testament to the skyrocketing demand for brain fitness solutions. With the support of Rosetta Stone’s revered brand and global distribution network, we anticipate an exciting new phase of growth for the company.”

The rapid expansion of the brain fitness category underscores a new public desire for maintaining and enhancing cognitive health. According to a 2012 study by SharpBrains, a research firm that tracks the sector, the market for brain health software grew from $295 million in annual revenues in 2009 to more than $480 million at the end of last year. Experts estimate that the market will exceed $3 billion by 2020. With Fit Brains in its product portfolio, Rosetta Stone expects to play a significant role in this growth story.

To take advantage of free brain fitness training or to download Fit Brains apps, please visit http://www.fitbrains.com/apps/.

To learn more about Rosetta Stone mobile apps, please visit www.rosettastone.com/mobile-apps/.

Fit Brains and Rosetta Stone apps are available worldwide through the Apple App Store, as well as through Google Play (Rosetta Stone Course; Fit Brains Trainer) and Amazon’s App Store (Rosetta Stone Course; Fit Brains Trainer).

Financial Outlook*

In 2014, Rosetta Stone expects that the acquisition of Vivity Labs will contribute bookings in a range of $3 million to $5 million.  Adjusted Operating EBITDA is expected to be in a range of $1 million to $2 million.

In 2015 and beyond, Rosetta Stone expects double-digit percentage bookings growth and Adjusted Operating EBITDA margins of 20-30%.

The company expects to provide an update for its 2014 outlook when it reports fourth quarter 2013 earnings results.

Rosetta Stone expects to close the transaction in January 2014.

The company has made a presentation regarding this acquisition available on the “Investor Relations” page of the company’s website at http://investors.rosettastone.com.

*This press release contains several non-GAAP financial measures.

Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

Adjusted Operating EBITDA is GAAP net income or loss plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expenses, plus the change in deferred revenue.  Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring costs and transaction and other costs, including integration expenses, associated with mergers and acquisitions.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company’s innovative technology-driven language and reading solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). In 2013, Rosetta Stone expanded beyond language and deeper into education-technology with its acquisitions of Livemocha and Lexia Learning. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Concord, MA, Tokyo, Seoul, London, Dubai and Sao Paulo.

For more information, visit www.rosettastone.com.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Contact:

Media:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investors:

Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876